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                                                                   Exhibit 10.29


                           SHARE APPRECIATION PLAN OF
                          EAGLE-PICHER INDUSTRIES, INC.


         Section 1. Purpose. The Share Appreciation Plan is intended to further the attainment of the profit and growth objectives of Eagle-Picher Industries, Inc. (the "Company") and its subsidiaries by providing incentive to key executives whose management and individual performance have a direct impact on achieving those objectives. The Plan also is expected to encourage the continued employment of the Company's and its subsidiaries' key executives and to facilitate the recruiting of executive personnel in the future. The Plan is not intended to be an "employee pension benefit plan" within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          Section 2. Definitions. As used herein, the following terms shall have the following meanings:

         (a) "Affiliate" means any entity if, (i) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity,
(ii) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company, or (iii) such entity is at least 50% owned (directly or indirectly) by one or more entities described in
(i) or (ii) above.

         (b) "Capitalized Earnings Value" means a US Dollar amount equal to the excess of (i) the sum of 6.54 times EBITDA for the Company's and its Subsidiaries' most recently ended fiscal year plus cash and cash equivalents of the Company and its Subsidiaries (but only to the extent the total of such cash and cash equivalents exceeds $15 million) over (ii) the principal amount of outstanding debt of the Parent, the Company and its Subsidiaries owing to banks, or owing with respect to securities issued by the Parent, the Company or by any of its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock issued by the Parent. The calculation of Capitalized Earnings Value shall be as of the Company's and the Company's Subsidiaries' most recently ended fiscal year.

         (c) "Award Date" of Units means the date of the letter whereby the Committee announces in writing the award of the Units to a Participant.

         (d) "Base Value" of a Unit shall mean the Unit Value of the Unit as of the Award Date.

         (e) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the Participant's rights under the Plan upon the Participant's death, or, if there is no such designation or no such designated person survives the Participant, then the person, persons, trust or trusts entitled by will or applicable law to receive such rights or, if no such person has such right then the Participant's executor or administrator.


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         (f) "Change of Control Date" shall mean the date as of which (i) any person who as of February 25, 1998 does not beneficially own, directly or indirectly, voting stock of the Company shall acquire (including by purchase or merger) direct or indirect beneficial ownership of more than 50% of the voting stock of the Company (or any successor of the Company) or (ii) substantially all of the assets of the Company are sold, disposed of or liquidated.

         (g) "Committee" shall mean the committee described in Section 3.

         (h) "Company" shall mean Eagle-Picher Industries, Inc., or any successor corporation.

         (i) "EBITDA" (except to the extent modified according to the first sentence of Section 3(c) if applicable) shall have the meaning such term has in the Credit Agreement among E-P Acquisition, Inc., various lenders, and ABN AMRO Bank N.V. as Agent, dated February 19, 1998.

         (j) "Exercise Date" of a Unit shall mean the date on which the Participant gives notice or is deemed to give notice as provided in Section 7 of the exercise of his right to payment with respect to a vested Unit.

         (k) "Incapacitated" shall mean permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

         (l) "Net Appreciation" of a Unit shall mean the excess, if any, of the Unit Value of the Unit as of the Exercise Date over the Base Value of the Unit.

         (m) "Parent" shall mean Eagle Picher Holdings, Inc., or any other US entity of which the Company is a Subsidiary.

         (n) "Participant" shall mean any key employee of the Company or of a Subsidiary or Affiliate of the Company who, in the opinion of the Committee, is in a position to have a direct and significant impact on achieving the Company's profit and growth objectives and to whom the Committee awards Units.

         (o) "Plan" shall mean this Share Appreciation Plan in its entirety, including any amendments, rules and regulations adopted pursuant hereto.

         (p) "Subsidiary" of any person shall mean any entity in which the person owns, directly or indirectly, at least 50% of the combined voting power of all classes of stock or at least 50% of the ownership interests.

         (q) "Unit" shall mean one of the participating shares in the Plan established pursuant to Section 5 representing the right, subject to the provisions of the Plan, to receive a cash payment from the Company equal to the Net Appreciation with respect to such Unit, which right has been awarded to a Participant pursuant to the Plan.

         (r) "Unit Value" of a Unit means the Capitalized Earnings Value as of that date divided by the sum of (i) one hundred million plus (ii) the number of Units that have been awarded and

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have neither been forfeited nor exercised under the Plan as of such date, plus
(iii) the amount determined by the Committee pursuant to the second sentence of
Section 3(c); provided, however that on or before November 30, 1998, the Unit Value of a Unit shall be $1.00.

         Section 3.  Administration.

         (a) The Committee shall be composed of three individuals each of whom shall continue to serve until he resigns, dies or is Incapacitated. Initially, the members of the Committee shall be Thomas E. Petry, Joel P. Wyler and Andries Ruijssenaars. In the event that either Mr. Petry or Mr. Ruijssenaars shall resign, die or be Incapacitated, the remaining members of the Committee shall appoint his successor. In the event that Mr. Wyler shall resign, die, or be Incapacitated, his successor shall be appointed by Granaria Holdings B.V.

         (b) The Plan shall be administered by and in the sole discretion of the Committee which, by vote of a majority of the members, but only if Mr. Wyler (or his successor appointed by Granaria Holdings, B.V.) is included in the majority, may establish such rules and regulations as it deems necessary, make amendments consistent with Section 10(d), make adjustments in the calculation of EBITDA and Unit Value pursuant to Section 3(c), interpret the Plan and otherwise make all determinations and take such action in connection with the Plan as it deems appropriate.

         (c) From time to time, the Committee in its sole discretion may make adjustments in the Company's consolidated earnings derived from operations before interest, taxes, depreciation and amortization determined in accordance with GAAP for purposes of calculating EBITDA so that changes in accounting principles; extraordinary or unusual charges or credits; acquisitions, mergers, consolidations, and other corporate transactions; and other elements or factors influencing calculation of EBITDA do not distort or affect the operation of the Plan in a manner inconsistent with the achievement of its purposes. From time to time, the Committee in its sole discretion may increase the divisor for purposes of calculating Unit Value to take into account any contribution to the equity capital of the Company or any of its Subsidiaries or the proceeds of any issuance of shares of equity capital by the Company or any of its Subsidiaries and in its sole discretion may adjust any such increase to take into account subsequent events.

         (d) The decisions of the Committee shall be final, conclusive, and binding upon all parties. In administering the Plan, the Committee may employ accountants and counsel (who may be the independent auditors and outside counsel for the Company) and other persons to assist or render advice to it, all at the expense of the Company.

         Section 4.  Eligibility.

         (a) The Committee shall designate those persons who shall be Participants and shall award Units to each Participant.

         (b) The Committee shall record the award of Units in writing and shall notify the affected Participant of such award in writing. Each award of Units to a Participant shall be evidenced by a written agreement which shall contain such provisions and be subject to any conditions or limitations as the Committee in each instance shall deem appropriate and not

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inconsistent with the provisions of this Plan. The Committee may at any time award an additional number of Units to a Participant.

         Section 5.  Establishment of Units.

         (a) The Company hereby establishes an aggregate maximum of 5,000,000 participating shares in the Plan (the "Units"), each of which shall represent an equal, undivided interest in the future appreciation in Capitalized Earnings Value in accordance with the terms of this Plan.

         (b) The Units do not, in and of themselves, constitute a share of, nor represent any ownership interest in, the Company. No Participant or Beneficiary shall have any rights of a shareholder by virtue of an award of Units hereunder. The Units represent, upon vesting and exercise as provided in Sections 6 and 7, only the right to receive cash as provided in Section 8.

         (c) Any Units forfeited by a Participant pursuant to Section 6 or
Section 11(h) (or pursuant to the terms of the written agreement evidencing their award) shall be available for subsequent award pursuant to this Plan to other Participants.

         Section 6. Vesting. A Participant's rights to exercise Units shall vest in accordance with this paragraph 6. One fifth of the Units awarded will vest on each of the first five anniversaries of the Award Date. In the event that a Participant ceases to be an employee of the Company or any Affiliate for any reason other than by reason of death or being Incapacitated, any of the Participant's Units that have not yet vested as of the date of such termination of his employment shall be forfeited. By written notice to the Participant at the time he is notified of the award, the Committee may determine to apply a different vesting schedule to the Units awarded. The Units of a Participant who dies or is Incapacitated while employed by the Company or any Affiliate shall be immediately 100% vested as of the date of death or incapacity. The Units of a Participant who is employed by the Company or any Affiliate on any Change of Control Date shall be immediately 100% vested as of the Change of Control Date. At any time, the Committee may accelerate the vesting schedule applicable to a particular Participant by notifying the Participant in writing.

         Section 7.  Exercise of Rights.

         (a) Upon the exercise of the rights relating to vested Units, a Participant will be entitled to receive payment for Net Appreciation of vested Units pursuant to the terms of Section 8. Subject to Section 10(b), vested Units may be exercised by the Participant at any time after the sixth anniversary of the Award Date of such Units. On the date a Participant ceases, for any reason, to be employed by the Company and any Affiliate other than by reason of death or being Incapacitated, he shall forfeit all non-vested Units awarded to him. If such employment is terminated for any reason other than for Misconduct as defined in Section 11(h) herein, all vested but unexercised Units shall be deemed to have been immediately exercised and the Exercise Date shall be the date of termination of such employment.

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         (b) Except in case the Participant ceases to be employed by the Company or any Affiliate, the Participant must give written notice of any exercise of rights with regard to vested Units to the Committee. Such written notice must be given in the manner or form as the Committee may determine. In the event a Participant wishes to exercise fewer than all of his vested Units, the notice of exercise shall specify the number of Units that he wishes to exercise and (if the Participant holds vested Units awarded at different times) the Award Date of the Units he wishes to exercise. Any exercise of rights will be deemed to have been made on the date such notice is received by the Committee (the "Exercise Date").

         Section 8.  Payment for Units.

         (a) Upon exercise by a Participant of any vested Units, the Participant will be entitled to payment for the number of vested Units exercised multiplied by their Net Appreciation.

         (b) Payment for any exercised vested Units shall be made in cash in US Dollars.

         (c) The Company or the Subsidiary that employs the Participant shall pay the Participant the amount described in paragraph (a) of this Section 8 within 30 days after the later of the Exercise Date of the vested Units or the date the Committee receives audited financial statements for the Company's most recently ended fiscal year that ended on or prior to the Exercise Date. Following such payment, the Company shall reduce on its records the total number of Units held by the Participant by the number of Units so exercised.

         (d) No Participant shall be obligated to make any payments to the Company in the event that the Net Appreciation of his Units at any time is less than zero.

         (e) If a Participant dies or becomes Incapacitated while the Participant is employed by the Company or any of its Affiliates, all Units of the Participant not previously exercised shall be deemed exercised as of the date of such death or incapacity (which shall be the Exercise Date).

         Section 9.  Designation of Beneficiaries.

         (a) Each Participant shall file with the Committee a written designation of one or more persons or trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

         (b) If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereon are determined, or the Committee may pay such amount into any court of appropriate

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jurisdiction and such payment shall be a complete discharge of the liability of the Plan, the Company, and the Committee therefor.

         Section 10.  Conversion and Termination

         (a) In the event that a class of common stock of either the Company or of any corporation of which the Company is a Subsidiary shall be or become publicly traded on a securities exchange in the United States or listed on the NASDAQ National Market System, the Committee may, in its discretion, convert all awards of Units then outstanding into equivalent options to purchase such publicly traded common stock; provided, however, that with respect to each Participant, as of the date of such conversion, the excess of the aggregate fair market value of all the shares of common stock subject to the Participant's purchase option (as measured by the closing trading price on the trading day immediately preceding the date of conversion) over their option exercise price shall be at least equal to the aggregate Net Appreciation of the Units held by the Participant immediately before the conversion.

         (b) No Unit shall be exercisable after the tenth anniversary of the Award Date of the Unit; any Unit not exercised on or before the tenth anniversary of the Award Date of the Unit shall be forfeited.

         Section 11.  Miscellaneous.

         (a) Nothing in the Plan shall confer upon any Participant the right to continue in the employ of, or to continue as a director of the Company, or any Affiliate, as the case may be, or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company or any Affiliate to terminate such Participant's employment or directorship.

         (b) The Company and any Affiliate are authorized to withhold from any payment of cash with respect to Units under the Plan, amounts of withholding and other taxes due in connection with such payment, and to take such other action as the Committee may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Unit or payment with respect to any Unit.

         (c) The Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant without such Participant's consent.

         (d) Except as provided in Section 4, no person shall have any claim to Units under the Plan. The Units are not shares in the Company and do not represent any ownership interest in the Company. No Participant or Beneficiary shall have any rights of a shareholder by virtue of an award of Units hereunder. Participants shall have no rights as a stockholder. The Plan is for the benefit of the Participants and their Beneficiaries and not for the benefit of any other person.

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         (e) Neither the Units nor any interest in Units shall be subject in any manner to anticipation, alienation, pledge, transfer, or assignment, except by will or by the laws of descent and distribution or with the written consent of the Committee, and any attempt to so anticipate, alienate, pledge, transfer, or assign shall be void and the interest of the Participant in such Units shall be forfeited.

         (f) Neither the granting of nor any payout of Units under the Plan shall limit a Participant's right to receive, or to be eligible for, any other compensation or benefits from the Company.

         (g) Awards and payouts of Units will not be considered as compensation for the purpose of computing employee contributions or benefits under the Company's retirement, pension, thrift, group life insurance or other employee benefit plan.

         (h) In the event a Participant's employment is terminated for "Misconduct," then all his vested Units shall be forfeited. The term "Misconduct" shall mean (i) repeated or prolonged failure to report for work after written warning by the Company or any of its Subsidiaries other than due to illness or authorized leave of absence; (ii) conviction of a felony; (iii) an act of fraud, embezzlement or dishonesty; (iv) deliberate and intentional violation of the material policies or procedures of the Company; or (v) deliberate and intentional disregard of direct instructions from the Company's executive officers or the Board of Directors.

         (i) Any payment by the Company shall be from the general funds of the Company. No special or separate fund shall be established or other segregation of assets made to assure any cash payment by the Company under the Plan. No Participant or other person shall have under any circumstances any interest whatever in any particular property or assets of the Company.

         (j) If any provision of the Plan shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         (k) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio.

         Section 11. Effective Date. The Plan shall be effective as of May 5 , 1998.

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